EXHIBIT 99.1



                           BLUE DOLPHIN ENERGY COMPANY


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                             April 13, 2005

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS DEBT RESTRUCURING.

Blue Dolphin Energy Company ("Company") announced that it has entered into a Note Modification Agreement and a Waiver Agreement with Western Gulf Pipeline Partners, LP ("Western Gulf"). Western Gulf holds a promissory note in the principal amount of $275,000 and warrants exercisable to acquire 916,667 shares of the Company's common stock, originally issued pursuant to the Note and Warrant Purchase Agreement dated September 8, 2004. The promissory note bears interest at 12% per annum of which 4% is payable monthly and 8% is payable at maturity.

Pursuant to the terms of the Note Modification and Waiver Agreements, the Company and Western Gulf agreed as follows:

     o To extend the maturity date of Western Gulf's promissory note from September 8, 2005 to June 30, 2006,
     o To defer the payment of all interest on the promissory note until maturity,
     o To allow Western Gulf to sell shares of the Company's common stock that it may receive upon exercise of the warrants prior to the expiration of Western Gulf's lock-up period on August 31, 2005, and
     o To accelerate the date the Company is required to file a registration statement registering the resale of the shares of the Company's common stock that Western Gulf may acquire upon exercise of warrants to May 15, 2005.

The Company expects to enter into substantially similar arrangements with the other note and warrant holders, except those who are Directors of the Company.


Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to the Company's ability to enter into similar agreements with other note and warrant holders, general economic conditions, interest rates, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.